Exhibit 99.01

Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

AB Announces April 30, 2015 Assets Under Management

New York, NY, May 12, 2015 – AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management increased to $499 billion during April 2015 from $486 billion at the end of March. The 2.7% increase was the result of total firmwide net inflows and market appreciation, including the positive impact of FX movements. By channel, net flows were positive in Institutions and negative in Retail and Private Wealth. The previously disclosed $10 billion Customized Retirement Strategies (CRS) mandate funded in April.

AB (The Operating Partnership)
Assets Under Management ($ in Billions)

	At April 30, 2015				At Mar 31 2015
	Institutions	Retail	Private Wealth	Total	Total

Equity
Actively Managed	$30	$47	$40	$117	$115
Passive	23	28	0	51	51
Total Equity	53	75	40	168	166

Fixed Income
Taxable	154	62	10	226	225
Tax-Exempt	2	11	20	33	33
Passive	0	9	1	10	10
Total Fixed Income	156	82	31	269	268

Other(1)	47	8	7	62	52
Total	$256	$165	$78	$499	$486

	At March 31, 2015

Total	$244	$164	$78	$486

(1) Includes multi-asset services and solutions and certain alternative investments.

www.abglobal.com
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Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarter ended March 31, 2015. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.

About AB

AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.

At March 31, 2015, AB Holding owned approximately 36.8% of the issued and outstanding AB Units and AXA, one of the largest global financial services organizations, owned an approximate 62.7% economic interest in AB.

Additional information about AB may be found on our website,  www.abglobal.com.

www.abglobal.com

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